EXHIBIT 99.1

PRESS RELEASE

Kreisler Manufacturing Corporation Announces First Quarter Fiscal 2008 Financial Results: 24% Increase in Net Income, 32% Sales Growth and 25% Increase in Backlog

Elmwood Park, New Jersey, November 14, 2007 -- Kreisler Manufacturing Corporation (NASDAQ: KRSL) announced higher sales and earnings for the three months ended September 30, 2007.

Three Months Ended September 30, 2007 Highlights

  Net Income 24% increase to $487,000 (Sep. 30, 2006: $392,000)
  EPS 24% increase in fully diluted GAAP earnings per common share of

$0.26 (Sep. 30, 2006: $0.21)

  Net Sales 32% increase to $6,697,000 (Sep. 30, 2006: $5,083,000)
  Backlog 25% increase to $29,800,000 (Sep. 30, 2006: $23,800,000)

"Our sales and profitability increases reflect the continued demand for the aerospace and industrial gas turbine components we produce," said Kreisler CEO Michael Stern. "Year-over-year sales of military, commercial and industrial gas turbine-related components increased 50%, 16% and 22%, respectively. Our order backlog as of September 30, 2007 increased 25% to $29,800,000 compared to $23,800,000 as of September 30, 2006. Our September 30, 2007 cash on hand and short-term investments of $6,847,000 increased $1,229,000 compared to June 30, 2007. This increase in our cash on hand and short-term investments is attributable to the receipt by Kreisler Industrial of $448,000 from United Technologies Corporation under the F119 Memorandum of Understanding as well as the receipt of approximately $449,000 by Kreisler Polska under a European Union program that provides additional funding for qualified capital expenditures."

Stern added, "We've identified three key areas of focus for fiscal 2008 and beyond:

  Expand our global reach by building Kreisler Polska into a tube and pipe assembly manufacturer to service the European aerospace and industrial gas turbine markets
  Improve Kreisler quality for increased customer satisfaction and positive bottom-line results
  Develop our employees skills and the next generation of leadership

Stern noted that "by focusing on these three areas, we expect to be well positioned for the future."

Kreisler Manufacturing Corporation is a manufacturer of precision metal components and assemblies for use in military and commercial aircraft engines and industrial gas turbines. These products primarily include tube and manifold assemblies. The Company has two wholly owned subsidiaries: Kreisler Industrial Corporation located in Elmwood Park, New Jersey, and Kreisler Polska Sp. z o.o located in Krakow, Poland.

For more information please contact:

Ned Stern, Chief Financial Officer

Kreisler Manufacturing Corporation

Tel (201) 791-0700 X222

Forward-Looking Statements

Certain oral statements made by management of Kreisler Manufacturing Corporation (the "Company") from time to time and certain statements contained herein or in other periodic reports filed by the Company with the Securities and Exchange Commission are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to results of operations and the business of the Company. All such statements, other than statements of historical facts, including those regarding market trends, the Company's financial position and results of operations, business strategy, projected costs, and plans and objectives of management for future operations, are forward-looking statements. In general, such statements are identified by the use of forward-looking words or phrases including, but not limited to, "estimates," "intended," "will," "should," "may," "believes," "expects," "expected," "anticipates," and "anticipated" or the negative thereof or variations thereon or similar terminology. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. These forward-looking statements represent the Company's current judgment. The Company disclaims any intent or obligation to update its forward looking statements. Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from those set forth in or underlying the forward-looking statements.

Kreisler Manufacturing Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(Audited)
Three Months ended September 30,	2007	2006

Net Sales	$6,696,947	$5,082,985

Cost of goods sold	5,448,461	4,164,635
Selling, general and administrative expenses	485,144	298,596
Total costs and expenses	5,933,605	4,463,231
Income from operations	763,342	619,754

Interest and other income	63,715	48,109
Interest and other expenses	(12,357)	(13,559)

Income before income taxes	814,700	654,304

Income taxes	(327,940)	(262,000)
Net income	$ 486,760	$ 392,304
Net income per common share:
Net income - basic	$0.26	$0.21
Net income - diluted	$0.26	$0.21
Weighted average common shares - basic	1,867,948	1,830,447
Weighted average common shares - diluted	1,900,338	1,857,103

Kreisler Manufacturing Corporation and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(Audited)

	Sep 30, 2007	June 30, 2007

Assets
Cash and cash equivalents	$6,297,104	$5,068,325
Short-term investments	550,000	550,000
Accounts receivable - trade (net)	2,778,760	2,366,177
Inventories	5,588,985	5,546,983
Deferred tax asset	9,754	96,312
Other current assets	337,097	66,200
Total current assets	15,561,700	13,693,997

Property, plant and equipment, net	1,939,473	2,425,098
Deferred tax asset	123,942	123,942
Total non-current assets	2,063,415	2,549,040
	$17,625,115	$16,243,037

Liabilities and Stockholders' Equity
Liabilities
Accounts payable - trade	$1,312,024	$1,130,990
Accrued expenses	542,436	520,540
Deferred revenue	948,000	500,000
Product warranties	43,391	148,185
Income taxes payable	266,029	--
Obligations under capital leases	120,389	115,731
Total current liabilities	3,232,269	2,415,446

Obligations under capital leases	225,044	258,343
Accrued environmental cost	430,790	426,117
Total long-term liabilities	655,834	684,460

Total stockholders' equity	13,737,012	13,143,131
	$17,625,115	$16,243,037